                                                                     EXHIBIT 5.1




                                October 22, 1996


Maxis, Inc.
2121 N. California Boulevard, Suite 600
Walnut Creek, CA 94596-3572


         RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 23, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,300,000 shares of your Common Stock (the "Shares"), 1,200,000 of which are to be issued pursuant to the 1995 Stock Plan and 100,000 of which are to be issued pursuant to the 1995 Employee Stock Purchase Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plans.

         It is our opinion that the Shares to be issued, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be, legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                            Very truly yours,


                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

MEB